Filed Pursuant to Rule 424(b)(2)

File No. 3333-180728

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated July 27, 2012

PRICING SUPPLEMENT No. 230 dated     , 2012

(To Product Supplement No. 2 dated May 2, 2012,

Prospectus Supplement dated April 13, 2012

and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K Equity Linked Securities

Access Securities—Upside Participation and Contingent Downside Protection Securities Linked to the S&P 500® Index due February , 2015

■   Linked to the S&P 500® Index

■  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater or less than the original offering price of the securities, depending on the performance of the Index from its starting level to its ending level. The payment at maturity will reflect the following terms:

■   If the level of the Index increases, you will receive the original offering price plus a return equal to the greater of (i) the contingent minimum return of at least 5.50% of the original offering price (to be determined on the pricing date) and (ii) the percentage increase in the level of the Index from the starting level to the ending level

■  If the level of the Index decreases but the decrease is not more than 30%, you will receive the original offering price plus the contingent minimum return of at least 5.50% of the original offering price (to be determined on the pricing date)

■  If the level of the Index decreases by more than 30%, you will receive less than the original offering price and have no protection and full downside exposure to the decrease in the level of the Index from the starting level

■  Investors may lose some, or all, of the original offering price

■  All payments on the securities are subject to the credit risk of Wells Fargo & Company

■   No periodic interest payments or dividends

■   No exchange listing; designed to be held to maturity

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” herein on page PRS-9 and “Risk Factors” in the accompanying product supplement.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	$1,000	$2.50	$997.50
Total

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs. If the securities were priced today, the agent discount and structuring and development costs would total approximately $10.00 per security. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the agent discount and structuring and development costs exceed $15.00 per security. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for further information, including information regarding how we may hedge our obligations under the securities and offering expenses. Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal.

Wells Fargo Securities

Access Securities—Upside Participation and Contingent Downside Protection Securities Linked to the S&P 500® Index due February , 2015

Investment Description

The Securities Linked to the S&P 500® Index due February     , 2015 are senior unsecured debt securities of Wells Fargo & Company that do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater or less than the original offering price of the securities depending on the performance of the S&P 500® Index (the “Index”) from its starting level to its ending level. The securities provide:

(i)

the possibility of a return at maturity, if the level of the Index increases from its starting level to its ending level, in an amount equal to the greater of (a) the contingent minimum return, which will be determined on the pricing date and will be at least 5.50% of the original offering price, and (b) the percentage increase in the level of the Index from the starting level to the ending level;

(ii)	repayment of principal plus a return at maturity equal to the contingent minimum return if, and only if, the ending level of the Index is not less than the starting level by more than 30%; and

(iii)	full exposure to decreases in the level of the Index from the starting level if the ending level is less than the starting level by more than 30%.

If the ending level is less than the starting level by more than 30%, you will lose more than 30%, and possibly all, of the original offering price of your securities at maturity. Accordingly, you will not receive any protection if the level of the Index declines by more than 30% from the starting level. All payments on the securities are subject to the credit risk of Wells Fargo.

The Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market.

You should read this pricing supplement together with product supplement no. 2 dated May 2, 2012, the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. 2 dated May 2, 2012 filed with the SEC on May 2, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512204471/d342623d424b2.htm

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®,” and “500®“ are trademarks of Standard & Poor’s and have been licensed for use by us. The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the securities.

PRS-2

Access Securities—Upside Participation and Contingent Downside Protection Securities Linked to the S&P 500® Index due February , 2015

Investor Considerations

We have designed the securities for investors who:

¡

seek a contingent minimum return at maturity, which will be determined on the pricing date and will be at least 5.50% of the original offering price, if the ending level is equal to or greater than the starting level or has not decreased by more than 30% from the starting level;

¡

seek the possibility of a return at maturity greater than the contingent minimum return if the percentage increase in the level of the Index from the starting level to the ending level is greater than the contingent minimum return;

¡	desire to limit downside exposure to the Index but only so long as the ending level has not decreased by more than 30%;

¡

understand that if the ending level is less than the starting level by more than 30%, they will be fully exposed to the decrease in the Index from the starting level and will lose more than 30%, and possibly all, of the original offering price per security at maturity;

¡	are willing to forgo interest payments on the securities and dividends on securities included in the Index; and

¡	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

¡	are unwilling to accept the risk that the ending level of the Index may decrease by more than 30% from the starting level;

¡	seek a greater contingent minimum return at maturity;

¡	seek full return of the original offering price of the securities at maturity;

¡	seek current income;

¡	are unwilling to accept the risk of exposure to the United States equity market;

¡	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Index generally, or to the exposure to the Index that the securities provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Access Securities—Upside Participation and Contingent Downside Protection Securities Linked to the S&P 500® Index due February , 2015

Terms of the Securities

Market Measure:	S&P 500 Index

Pricing Date:	, 2012

Issue Date:	August , 2012 (T+5)

Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.

The “redemption amount” per security will equal: • if the ending level is greater than the starting level: $1,000 plus the greater of:

(i)	$1,000	x	ending level – starting level	x participation rate	; and
starting level

Redemption Amount:

(ii)      the contingent minimum return;

•    if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000 plus the contingent minimum return; or

•    if the ending level is less than the threshold level: $1,000 minus:

$1,000 x	starting level – ending level
starting level

If the ending level is less than the threshold level, you will lose more than 30%, and possibly all, of the original offering price of your securities at maturity.

Stated Maturity Date:	February , 2015, subject to postponement if a market disruption event occurs or is continuing on the calculation day.

Starting Level:	, the closing level of the Index on the pricing date.

Ending Level:	The “ending level” will be the closing level of the Index on the calculation day.

Threshold Level:	, which is equal to 70% of the starting level.

Contingent Minimum Return:

The “contingent minimum return” will be determined on the pricing date and will be at least 5.50% of the original offering price per security ($55 per security) so long as the ending level is equal to or greater than the threshold level.

Participation Rate:	100%

Calculation Day:

            , 2015 (approximately 5 trading days before the stated maturity date) or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC

PRS-4

Access Securities—Upside Participation and Contingent Downside Protection Securities Linked to the S&P 500® Index due February , 2015

Terms of the Securities (Continued)

Material Tax Consequences:

The United States federal income tax consequences of your investment in the securities are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” in the product supplement and is subject to the limitations and exceptions set forth therein.

The terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a security as a pre-paid derivative contract with respect to the Index. If the securities are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in the manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PS-21 of the product supplement. For example, the IRS could treat a security as a single debt instrument subject to special rules governing contingent payment debt obligations.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities even though you will not receive any payments with respect to the securities until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

In addition, if you are not a United States holder, as that term is defined under “United States Federal Income Tax Considerations” in the product supplement, you should review the discussions set forth under “United States Federal Income Tax Considerations—Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities” on page PS-23 of the product supplement and “United States Federal Income Tax Considerations—Non-United States Holders” on page PS-23 of the product supplement.

You are urged to read the more detailed discussion in “United States Federal Income Tax Considerations” on page PS-20 of the product supplement and to consult your own tax advisor.

PRS-5

Access Securities—Upside Participation and Contingent Downside Protection Securities Linked to the S&P 500® Index due February , 2015

Terms of the Securities (Continued)

Agent:	Wells Fargo Securities, LLC. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $2.50 per security.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RKW0

PRS-6

Access Securities—Upside Participation and Contingent Downside Protection Securities Linked to the S&P 500® Index due February , 2015

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the redemption amount) calculated as follows:

PRS-7

Access Securities—Upside Participation and Contingent Downside Protection Securities Linked to the S&P 500® Index due February , 2015

Hypothetical Payout Profile

The following profile is based on a hypothetical contingent minimum return of 5.50% or $55 per security (the minimum amount for the contingent minimum return), a participation rate of 100% and a threshold level equal to 70% of the starting level. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, the actual contingent minimum return and whether you hold your securities to maturity.

PRS-8

Access Securities—Upside Participation and Contingent Downside Protection Securities Linked to the S&P 500® Index due February , 2015

Selected Risk Considerations

Your investment in the securities will involve risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section in the product supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

•

If The Ending Level Is Less Than The Threshold Level, You Will Lose More Than 30%, And Possibly All, Of The Original Offering Price Of Your Securities At Maturity. If the ending level is less than the threshold level, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the level of the Index to the extent it is below the starting level (expressed as a percentage of the starting level). The threshold level is 70% of the starting level. For example, if the Index has declined 30.1%, you will not receive any benefit of the contingent downside protection feature and you will lose 30.1% of your original investment. As a result, you will not receive any protection if the level of the Index declines significantly and you may lose some, and possibly all, of the original offering price per security at maturity even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

•	No Periodic Interest Will Be Paid On The Securities.

•

The Securities Are Subject To The Credit Risk Of Wells Fargo. The securities are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the securities are subject to our creditworthiness. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

•

The Agent Discount, Structuring And Development Costs, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Securities. Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution, structuring and development costs, offering expenses and the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. The price at which the agent or any other potential buyer may be willing to buy your securities will also be affected by the participation rate and by the market and other conditions discussed in the next risk consideration.

•

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways. The value of the securities prior to stated maturity will be affected by the level of the Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities: Index performance; interest rates; volatility of the Index; time remaining to maturity; dividend yields on the securities included in the Index; events involving the companies included in the Index; and our credit ratings, financial condition and results of operation.

•	You Will Only Receive The Contingent Minimum Return If The Ending Level Is Equal To Or Greater Than The Threshold Level.

•

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop. The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

PRS-9

Access Securities—Upside Participation and Contingent Downside Protection Securities Linked to the S&P 500® Index due February , 2015

Selected Risk Considerations (Continued)

•

The Amount You Receive On The Securities Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:

•

Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index. Your return on the securities will not reflect the return you would realize if you actually owned the securities included in the Index because, among other reasons, the redemption amount will be determined by reference to the ending level of the Index, which will be calculated by reference to the prices of the securities in the Index without taking into consideration the value of dividends paid on those securities.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•

Potential Conflicts Of Interest Could Arise Between You And Us. One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting level and the ending level, calculating the redemption amount, determining whether adjustments should be made to the ending level, and determining whether a market disruption event has occurred. In addition, we or one or more of our affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market price of securities included in the Index and, therefore, the value of the securities. In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index. These activities may present a conflict between us and our affiliates and you.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of The Index, Prices Of Securities Included In The Index Or The Value Of The Securities.

•	Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain. See “Terms of the Securities —Material Tax Consequences.”

PRS-10

Access Securities—Upside Participation and Contingent Downside Protection Securities Linked to the S&P 500® Index due February , 2015

Hypothetical Returns

The following table illustrates, for a hypothetical contingent minimum return of 5.50% or $55 per security (the minimum amount for the contingent minimum return) and a range of hypothetical ending levels of the Index:

•	the hypothetical percentage change from the hypothetical starting level to the hypothetical ending level;

•	the hypothetical redemption amount payable at stated maturity per security;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
2007.47	50.00%	$1,500.00	50.00%	16.88%
1873.63	40.00%	$1,400.00	40.00%	13.91%
1739.80	30.00%	$1,300.00	30.00%	10.77%
1605.97	20.00%	$1,200.00	20.00%	7.42%
1472.14	10.00%	$1,100.00	10.00%	3.85%
1405.23	5.00%	$1,055.00	5.50%	2.15%
1338.31(2)	0.00%	$1,055.00	5.50%	2.15%
1204.48	-10.00%	$1,055.00	5.50%	2.15%
1137.56	-15.00%	$1,055.00	5.50%	2.15%
1070.65	-20.00%	$1,055.00	5.50%	2.15%
936.82	-30.00%	$1,055.00	5.50%	2.15%
923.43	-31.00%	$690.00	-31.00%	-14.30%
669.16	-50.00%	$500.00	-50.00%	-25.88%
334.58	-75.00%	$250.00	-75.00%	-48.41%
(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.
(2)	The hypothetical starting level. The actual starting level will be determined on the pricing date.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual starting level, ending level and contingent minimum return.

PRS-11

Access Securities—Upside Participation and Contingent Downside Protection Securities Linked to the S&P 500® Index due February , 2015

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical contingent minimum return of 5.50% or $55 per security (the minimum amount for the contingent minimum return) and assuming hypothetical starting levels and ending levels as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price and reflects a return greater than the contingent minimum return:

Hypothetical starting level: 1338.31

Hypothetical ending level:  1500.00

Since the hypothetical ending level is greater than the hypothetical starting level by more than 5.50%, the redemption amount would equal:

$1,000 +	$1,000	x	1500.00 - 1338.31	x 100%	= $	1,120.82
1338.31

On the stated maturity date you would receive $1,120.82 per security.

Example 2. Redemption amount is greater than the original offering price and reflects a return equal to the contingent minimum return:

Hypothetical starting level: 1338.31

Hypothetical ending level:  1400.00

Since the hypothetical ending level is greater than the hypothetical starting level, but not by more than 5.50%, the redemption amount would equal the original offering price plus the contingent minimum return.

On the stated maturity date you would receive $1,055 per security.

Example 3. Redemption amount is greater than the original offering price and reflects a return equal to the contingent minimum return:

Hypothetical starting level: 1338.31

Hypothetical ending level: 1150.00

Hypothetical threshold level: 936.82, which is 70% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical starting level, but not by more than 30%, the redemption amount would equal the original offering price plus the contingent minimum return.

On the stated maturity date you would receive $1,055 per security.

Example 4. Redemption amount is less than the original offering price:

Hypothetical starting level: 1338.31

Hypothetical ending level: 850.00

Hypothetical threshold level: 936.82, which is 70% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical starting level by more than 30%, you would lose a portion of the original offering price of your securities and receive the redemption amount equal to:

$1,000 –	$1,000	x	1338.31 - 850.00	= $	635.13
1338.31

On the stated maturity date you would receive $635.13 per security.

To the extent that the starting level, ending level and contingent minimum return differ from the values assumed above, the results indicated above would be different.

PRS-12

Access Securities—Upside Participation and Contingent Downside Protection Securities Linked to the S&P 500® Index due February , 2015

The S&P 500 Index

The S&P 500 Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. See “The S&P 500 Index” in Annex A to the product supplement for additional information about the S&P 500 Index. Wells Fargo & Company is one of the companies currently included in the S&P 500 Index.

We obtained the closing levels listed below from Bloomberg Financial Markets (“Bloomberg“) without independent verification. You can obtain the level of the S&P 500 Index at any time from Bloomberg under the symbol “SPX” or from the Standard and Poor’s website at www.standardandpoors.com. No information contained on the Standard and Poor’s website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2002 to July 24, 2012. The closing level on July 24, 2012 was 1338.31.

PRS-13

Access Securities—Upside Participation and Contingent Downside Protection Securities Linked to the S&P 500® Index due February , 2015

The S&P 500 Index (Continued)

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the Index for each quarter in the period from January 1, 2002 through June 30, 2012 and for the period from July 1, 2012 to July 24, 2012.

	Hi	Low	Last
2002
First Quarter	1172.51	1080.17	1147.39
Second Quarter	1146.54	973.53	989.81
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1011.66	858.48	974.50
Third Quarter	1039.58	965.46	995.97
Fourth Quarter	1111.92	1018.22	1111.92
2004
First Quarter	1157.76	1091.33	1126.21
Second Quarter	1150.57	1084.10	1140.84
Third Quarter	1129.30	1063.23	1114.58
Fourth Quarter	1213.55	1094.81	1211.92
2005
First Quarter	1225.31	1163.75	1180.59
Second Quarter	1216.96	1137.50	1191.33
Third Quarter	1245.04	1194.44	1228.81
Fourth Quarter	1272.74	1176.84	1248.29
2006
First Quarter	1307.25	1254.78	1294.83
Second Quarter	1325.76	1223.69	1270.20
Third Quarter	1339.15	1234.49	1335.85
Fourth Quarter	1427.09	1331.32	1418.30
2007
First Quarter	1459.68	1374.12	1420.86
Second Quarter	1539.18	1424.55	1503.35
Third Quarter	1553.08	1406.70	1526.75
Fourth Quarter	1565.15	1407.22	1468.36
2008
First Quarter	1447.16	1273.37	1322.70
Second Quarter	1426.63	1278.38	1280.00
Third Quarter	1305.32	1106.39	1166.36
Fourth Quarter	1161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1071.66	879.13	1057.08
Fourth Quarter	1127.78	1025.21	1115.10
2010
First Quarter	1174.17	1056.74	1169.43
Second Quarter	1217.28	1030.71	1030.71
Third Quarter	1148.67	1022.58	1141.20
Fourth Quarter	1259.78	1137.03	1257.64
2011
First Quarter	1343.01	1256.88	1325.83
Second Quarter	1363.61	1265.42	1320.64
Third Quarter	1353.22	1119.46	1131.42
Fourth Quarter	1285.09	1099.23	1257.60
2012
First Quarter	1416.51	1277.06	1408.47
Second Quarter	1419.04	1278.04	1362.16
July 1, 2012 to July 24, 2012	1376.51	1334.76	1338.31

PRS-14